EXHIBIT 99.1

September 10, 2008

ZORO MINING COMPLETES PHASE I--1930 METERS OF DIAMOND DRILLING AT DON BENO PROJECT, REGION III CHILE

Zoro Mining Corp. (OTCBB: ZORO) (Cusip # 989-77W102) is pleased to announce that it has completed Phase I, a 1930 meter (5,790 feet) diamond drilling program at its 100% owned Don Beno gold-copper project located 100 km from Copiapo in Region III, Chile. This first-phase program included 8 holes designed to drill initial targets identified from a geophysical I.P. survey finalized in April, 2008 by HydroGeophysics of Tucson, Arizona. The concessions at Don Beno total 14,730 hectares (32,400 acres).

The 8 holes ranged in depth from 116 to 690 meters, and encountered mineralized sulfide zones which closely correlated to the interpretations of the two largest IP anomalies identified by the geophysical survey. The largest anomaly measured 2 by 4 km in size.

In particular, one of the drill holes intersected over 200 meters of the Nantoco formation, a calcareous, volcaniclastic sedimentary black shale unit which is known to host gold and precious metal mineralization in the immediate area. Zoro’s neighbor, SAMEX Mining Corp., which owns the Los Zorros Project directly to the east of and adjacent to Don Beno, issued a press release on April 5, 2005 which reported that disseminated gold mineralization was present in this formation. The Nantoco formation also hosts the large and historically productive El Chanarcillo silver mine, located roughly 20 km from Don Beno.

Assay results from Zoro’s Phase I diamond drilling program are pending. To accelerate the analytical process, Zoro has taken and shipped 32 selected core samples, from 5 of the drill holes, to Jacobs Laboratory in Tucson, Arizona for initial fire assay analysis for 4 separate elements, including gold.

Zoro’s main holdings are in the Don Beno, Escondida, Costa Rica and Rio Sur Districts in Chile, and the Yura District in Peru.

You can find more detailed information with respect to the company’s projects, corporate information and leadership team at the company’s website: www.zoromining.com

Contact Investor Relations: info@zorominng.com or call
Steve McGuire or Gerry Jardine at (800) 877-1626; Corporate Office (866) 798-1839

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties  and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns of unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.